Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

SECURED PROMISSORY NOTE

Effective Date: January 19, 2021	U.S. $6,220,812.50

FOR VALUE RECEIVED, JAGUAR HEALTH, INC., a Delaware corporation (“Company”), and NAPO PHARMACEUTICALS, INC., a Delaware corporation and subsidiary of Company (“Napo,” and together with Company, “Borrower”), jointly and severally promise to pay to STREETERVILLE CAPITAL, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $6,220,812.50 and any interest, fees, and charges hereunder on the date that is four (4) years after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of three and a quarter percent (3.25%) per annum from the Purchase Price Date until the same is paid in full. This Secured Promissory Note (this “Note”) is issued and made effective as of January 19, 2021 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated January 19, 2021, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.                                      Payment; Prepayment; Interest; Security; Covenants; Trial Failure.

1.1.                            Payment. All payments owing hereunder shall be in lawful money of the United States of America as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.                            Prepayment. Beginning on the earlier of (a) six (6) months following the Closing Date (as defined in the Purchase Agreement), and (b) initiation of human trials with Lechlemer for symptomatic relief of infectious diarrhea for cholera, Borrower may pay all or any portion of the Outstanding Balance earlier than it is due; provided that in the event Borrower elects to prepay all or any portion of the Outstanding Balance, it shall pay to Lender 112.5% of the portion of the Outstanding Balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder. Beginning on the date that the last patient is enrolled in a pivotal trial, Borrower may not thereafter prepay this Note without Investor’s consent.

1.3.                            Interest. Interest on this Note will be prepaid annually on each anniversary of the Effective Date by adding the interest charge for each upcoming year to the Outstanding Balance on the date each such interest charge is accrued. For the avoidance of doubt, the first year of prepaid interest is included in the initial Outstanding Balance.

1.4.                            Security. This Note, at such time as the Salix Waiver (as defined below) has been obtained by Borrower, will be secured by the collateral set forth in the Security Agreement (as defined in the Purchase Agreement) pursuant to the terms and conditions of the Security Agreement, all of which are incorporated herein.

1.5.                            Covenants. Borrower covenants and agrees that it will obtain permission (the “Salix Waiver”) from Salix Pharmaceuticals, Inc. (“Salix”), whether through a waiver, intercreditor agreement or otherwise, for the security interest granted under the Security Agreement to become effective with respect to this Note. Lender agrees that if Salix is unwilling to sign a waiver without an intercreditor agreement then Lender will negotiate in good faith with Salix with respect to such intercreditor agreement. In the event Borrower is unable to obtain the Salix Waiver within two (2) months of the Effective Date, the Outstanding Balance will automatically increase by five percent (5%) without any further action by any party. For the avoidance of doubt, the failure to obtain the Salix Waiver will not be considered an Event of Default hereunder.

1.6.                            Trial Failure.  At any time following the occurrence of a Trial Failure, Lender may, at its option, elect to increase the Outstanding Balance by multiplying the Outstanding Balance as of the date of the Trial Failure by twenty-five percent (25%) (the “Trial Failure Effect”) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the Trial Failure, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Trial Failure Effect, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing).

2.                                      Defaults and Remedies.

2.1.                            Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal or any interest, fees, charges, or any other amount when due and payable hereunder, which default remains uncured for a period of three (3) Business Days; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) calendar days or shall not be dismissed or discharged within sixty (60) calendar days; (c) [INTENTIONALLY LEFT BLANK]; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower which is not dismissed or discharged within sixty (60) calendar days; (g) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 2.1 and Section 4 of the Purchase Agreement, which default continues for a period of thirty (30) calendar days following notice by Lender to Borrower thereof; (h) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein or in any Transaction Document, is false, incorrect, incomplete or misleading in any material respect when made or furnished; (i) the occurrence of a Fundamental Transaction without Lender’s prior written consent, such consent shall not be unreasonably withheld; (j) Company effectuates a reverse split of its Common Stock without twenty (20) Business Days prior written notice to Lender (other than such splits effectuated to remain listed with NASDAQ); (k) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Lender; (l) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement, which default continues for a period of thirty (30) calendar days following the occurrence of the applicable breach; or (m) Borrower breaches any covenant or other term or condition contained in any Other Agreements, which default continues for a period of thirty (30) calendar days following notice by Lender to Borrower thereof.

2.2.                            Remedies.  At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b), (d), (e) or (f) of Section 2.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 2.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

3.                                      Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and by general principles of equity) of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

4.                                      Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

5.                                      Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the reasonable and documented out-of-pocket costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable and documented attorneys’ fees and disbursements.

6.                                      Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

7.                                      Arbitration of Disputes. By its acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth in the Purchase Agreement.

8.                                      Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

9.                                      Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

10.                               Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may not be offered, sold, assigned or transferred by Lender without the prior written consent of Borrower, which consent shall not be unreasonably withheld.

11.                               Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

12.                               Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

13.                               Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

14.                               Waiver of Jury Trial. EACH OF INVESTOR AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

15.                               Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

16.                               Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

17.                               Joint and Several Obligations. To the extent applicable, any references in this Note to Borrower refer to each person or entity constituting Borrower jointly and severally, and all promises, agreements, covenants, waivers, consents, representations, warranties, and other provisions in this Note are made by and are binding upon each such undersigned person or entity, jointly and severally.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

JAGUAR HEALTH, INC.

		By:	/s/ Lisa Conte
Lisa Conte, President and CEO

NAPO PHARMACEUTICALS, INC.

		By:	/s/ Lisa Conte
Lisa Conte, President and CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.                             “Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of California or Utah are authorized or obligated to close.

A2.                             “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (a) fifteen percent (15%) for each occurrence of any Major Default, or (b) five percent (5%) for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied two (2) times hereunder with respect to Major Defaults and three (3) times hereunder with respect to Minor Defaults; provided, further, that in no event will the application of the Default Effect from all Major Defaults and all Minor Defaults in the aggregate result in an increase in the Outstanding Balance by more than twenty-five percent (25%).

A3.                             “Exempt Transactions” means (i) any transaction not involving the collateral set forth in the Security Agreement, and (ii) transactions in which the acquiring party specifically agrees to assume all rights and obligations associated with the Transaction Documents, and in Investor’s reasonable discretion such party is capable of fulfilling such obligations.

A4.                             “Fundamental Transaction” means that, except in connection with the Exempt Transactions, (a) (i) Borrower shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b)  any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. Notwithstanding the foregoing, a Fundamental Transaction shall not include any transaction where Borrower, directly or indirectly, in one or more related transactions, including, without limitation, business development transactions entered into for the purpose of licensing any or all of Borrower’s technology or products, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower if such person or entity agrees to a non-disturb of the terms of this Note and such person or entity has the ability to fulfill the obligations of this Note.

A5.                             “Lechlemer” means the pharmaceutical drug known as Lechlemer or SB-300 or NP-300, including any improvements or modifications thereto and any follow-on products, owned or controlled by Borrower, including Lechlemer for any indications that would cannibalize Lechlemer indication(s) or any other chronic indication. For the avoidance of doubt, this includes without limitation any future indications for which Lechlemer is approved, such as infectious diarrhea for cholera, cancer therapy-related diarrhea, and irritable bowel syndrome, among others.

A6.                             “Major Default” means any Event of Default occurring under Sections 2.1(a) or 2.1(l).

Attachment 1 to Secured Promissory Note

1

A7.                             “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A8.                             “Minor Default” means any Event of Default that is not a Major Default.

A9.                             “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A10.                      “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus prepaid interest, the Transaction Expense Amount, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A11.                      “Purchase Price Date” means the date the Purchase Price (as defined in the Purchase Agreement) is delivered by Lender to Borrower.

A12.                      “Trial Failure” means (a) Borrower abandons the clinical trial with Lechlemer for an indication for the symptomatic relief of infectious diarrhea for cholera; (b) Borrower fails to start the Phase 1 clinical trial of Lechlemer for the symptomatic relief of infectious diarrhea for cholera by July 1, 2022; or (c) Borrower fails to meet all primary endpoints in the pivotal trials of Lechlemer for the symptomatic relief of infectious diarrhea for cholera with statistical significance.

A13.                      “Trial Failure Amount” means the Outstanding Balance following application of the Trial Failure Effect.

2